iShares Trust

Screen #2 attachment for funds beyond series 99

100        ISHARES Lehman Intermediate Credit Bond Fund        N
101        ISHARES Lehman Credit Bond Fund                     N
102        ISHARES Lehman Intermediate Govt/Credit Bond Fund   N
103        ISHARES Lehman Government/Credit Bond Fund          N
106            ISHARES iBoxx $ High Yield Corporate Bond Fund N
107            ISHARES Lehman MBS Bond Fund                                                                                                 N
115            ISHARES S&P National Municipal Bond Fund            N
116            ISHARES S&P California Municipal Bond Fund   N
117            ISHARES S&P New York Municipal Bond Fund   N
127            ISHARES JPMorgan USD Emerging Markets Bond Fund N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99.
http://www.ishares.com/library/docs/semiannual_reports.htm